EXHIBIT 10.1

SUMMARY SHEET FOR EXECUTIVE CASH COMPENSATION

The following table sets forth the former and current base salaries provided to the Company’s principal executive officer, principal financial officer and other named executive officers. The base salaries were changed effective March 31, 2008.

Named Executive Officer *	Former Salary	Current Salary
David S. Haffner	$810,000	$900,000
Karl G. Glassman	$648,000	$675,000
Matthew C. Flanigan	$326,500	$395,000
Paul R. Hauser	$311,300	$320,600
Joseph D. Downes, Jr.	$270,000	$291,800

Executive officers are also eligible to receive a cash award each year under the Company’s 2004 Key Officers Incentive Plan (filed as Exhibit 10.13 to the Company’s Form 10-K for the year ended December 31, 2005). An executive’s cash award is calculated by multiplying his annual salary at the end of the year by a percentage set by the Compensation Committee of the Company’s Board (“Target Percentage”) then, applying an award formula adopted by the Committee for that year. The Target Percentages applicable to the Company’s principal executive officer, principal financial officer and other named executive officers were increased in 2008 as shown in the following table.

Named Executive Officer *	2007 Target Percentage	2008 Target Percentage
David S. Haffner	70%	80%
Karl G. Glassman	60%	70%
Matthew C. Flanigan	40%	60%
Paul R. Hauser	44%	50%
Joseph D. Downes, Jr.	44%	50%

*	Effective June 1, 2007 Felix E. Wright became an employee-consultant to the Company for a two-year period and no longer serves as an executive officer of the Company. Mr. Wright does not take part in the Company’s 2004 Key Officers Incentive Plan. Instead, in accordance with Section 9 of his employment agreement, his consulting payments will equal $873,116 for June 1, 2007 through May 31, 2008 and $698,492 for June 1, 2008 through May 31, 2009.